Exhibit 10.20
August 2, 2002

Peter Tomasi
Telcordia Technologies, Inc.
445 South Street, MCC 1C315G
Morristown, NJ 07960

Re: Resolution Of Outstanding Issues

Dear Pete:

      Thank you for your proposal. This letter is intended to document the agreement (the "Agreement") we reached by email on July 12, 2002. This Agreement is as follows:

      First, Geoworks agrees that Telcordia has a valid claim against Geoworks in the amount of $289,533.37 (the "Claim Amount"). In the event that full payment of the compromised amounts set forth below is not made, Telcordia shall have the right to assert a claim against Geoworks in the full Claim Amount less any amounts paid under this Agreement.

      Second, Telcordia has agreed, subject to terms of the above paragraph, to accept $100,000 and an assignment of Geoworks right to collect payments due under the Licensing Agreement with SAIC dated 10/24/01 as full payment for all amounts due as of August 1, 2002 from Geoworks. Payment by Geoworks to Telcordia is to be made as follows:

1)    payment of $50,000 by August 6, 2002

2)    payment of $25,000 by December 31, 2002

3)    payment of $25,000 by March 31, 2002;

      In addition, pursuant to this Agreement, Geoworks hereby assigns any payments due to Geoworks from SAIC pursuant to the Licensing Agreement with SAIC for AirBoss executed by SAIC on 10/17/01. In connection with the assignment, Geoworks will promptly execute any required documentation necessary to advise and compel SAIC to make any payments under this agreement directly to Telcordia. Geoworks authorizes Telcordia to act as its agent in dealing with SAIC concerning tracking and accounting for these sums/royalties, and Geoworks will not be responsible for collecting any such sums on behalf of Telcordia as Telcordia is hereby authorized to collect such royalties/payments. Telcordia shall not be deemed a successor in interest under the Licensing Agreement, nor shall it assume any responsibility other than of collection under said agreement.

      Third, except as set forth in this Agreement there are no other sums due to Telcordia from Geoworks in connection with Geoworks' historical use of Telcordia facilities or under the Value Added Reseller Agreement dated November 21, 2000 (the "VAR Agreement") other than the $100,000 payment and assignment referred to above.

      Fourth, Telcordia and Geoworks agree that the expiration date of the VAR Agreement shall be constricted from November 20, 2003 to August 1, 2002 without right of renewal. Only those obligations that survive the VAR by its express terms and Telcordia's right to collect sums due under this Agreement shall survive expiration of the VAR Agreement.

      Fifth, Geoworks certifies that the party executing this agreement by signing the bottom of this letter has the authority to execute this Agreement, that this Agreement been authorized by Geoworks pursuant to appropriate corporate action including a resolution of its board of directors if required, that the agreement does not violate the rights of any third party, and Geoworks is authorized to execute this Agreement under applicable law.

      If the foregoing is acceptable, please sign and return a copy of this letter. Upon return of a signed agreement by facsimile Geoworks shall make the first payment reflected above via wire transfer. Please also return one signed original of this agreement.

      Sincerely,
      Geoworks, Inc.

      \s\
      ----------------------------------
      Timothy Toppin, CFO


      Accepted and Acknowledged:
      Telcordia Technologies, Inc.

      \s\ Robert Freda for
      -------------------------------
      Peter Tomasi
      Executive Director,
      Credit and Operations

      Date: August 2, 2002